EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

       Name                          State            Ownership
     ---------------------          --------          ---------
     Airwater Corporation           Florida              100%
     Airwater Patents Corp          Florida              100%
     Digital Way S. A.              Peru                  27%
     Millenium Electric TOU, Ltd.   Israel               100%
     Solar One, Inc.                Florida              100%
     Solar Style, Ltd.              Israel               100%
     Solar Style (USA), Inc.        Florida              100%